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EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per share data)


                                                   YEARS ENDED DECEMBER 31,
                                                ------------------------------
                                                  1999        1998       1997
                                                --------    --------   --------
Net loss applicable to common
 stockholders:
 Continuing operations                          $ (2,583)   $ (2,094)  $ (3,907)
 Discontinued operations                              --      (1,719)       217
                                                --------    --------   --------
  Net loss applicable to common stockholders    $ (2,583)   $ (3,813)  $ (3,690)
                                                ========    ========   ========

Weighted average common shares outstanding:       11,849      11,196     11,066
Common share equivalents                              --          --         --
                                                --------    --------   --------
Weighted average common shares and common
share equivalents (if dilutive) outstanding       11,849      11,196     11,066
                                                ========    ========   ========

Net loss per common share:
 Basic and diluted:
  Continuing operations                         $  (0.22)   $  (0.19)  $  (0.35)
  Discontinued operations                             --       (0.15)      0.02
                                                --------    --------   --------
   Net loss from continuing operations          $  (0.22)   $  (0.34)  $  (0.33)
                                                ========    ========   ========
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